Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
October 22, 2014	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Third Quarter, 2014:

	OMEGA FLEX, INC. (OFLX)
	Nine Months Ended September 30,		Three Months Ended September 30,

	2014	2013	2014	2013

Net Sales	$60,298,000	$55,262,000	$23,837,000	$19,988,000

Net Income	$9,126,000	$6,826,000	$4,035,000	$2,709,000

Earnings Per Share – Basic and Diluted	$0.90	$0.68	$0.40	$0.27

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that the Company’s Net Sales through September 2014 were 9.1% higher than the first nine months of last year, increasing to $60,298,000 from $55,262,000 for the periods ending September 30, 2014 and 2013, respectively.  Net Sales for the three months ended September 30, 2014 increased 19.3% over the same period in 2013, reflecting a solid rebound in the market after a sluggish first quarter that was stifled by unusually harsh weather conditions.

The Company’s Net Income for the first nine months of 2014 was $9,126,000, compared to $6,826,000 during the same period last year, increasing 33.7%.  For the quarter, Net Income was 49.0% above last year.

The Company’s sales were at a record pace for the quarter and the first nine months, as it continues to meet increased demand from a growing construction market and generate interest with its new products.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.